Exhibit 10.2
DEMAND NOTE

$475,000.00	March 31, 2006
     Circuit Research Labs, Inc. will pay upon demand the sum of Four Hundred Seventy-Five Thousand Dollars ($475,000.00) in cash with and upon demand by Jayson Russell Brentlinger.
     Terms are: 30 day Demand Note Right of Conversion into Common Stock at $0.50 per share;
     Or
     Preferred Shares at $100.00 per Share with 11.5% coupon also Convertible into Common Shares at $0.50 per share.
     Interest on Demand Note will be 11.5% until converted or paid in full.
     Right of Conversion shall apply even if Note is repaid for a period of one year from this date. This right of Conversion shall become options to purchase Common Stock at $0.50 per share for up to 950,000 shares of Common Stock.

C. Jayson Brentlinger	Jayson Russell Brentlinger
President, CEO, Chairman
Orban/CRL

1